Exhibit 2.5



                              MANAGEMENT AGREEMENT

         This Agreement is made and entered into this 4th day of February, 1999, by and between Meachim & Raines Partnership ("MRP"), with principal offices located at 103 Hammond Avenue, Fremont CA 94539, and Intelligent Communications, Inc., with principal offices located at 650 Townsend Street, San Francisco CA 94103 ("Intellicom").

         WHEREAS, MRP has been issued VSAT licenses E960246 (as modified in File
No.   152-DSE-MP/L-97),   E960247  and   E960248   (as   modified  in  File  No.
161-DSE-MP/L-97) by the FCC (the "VSAT Licenses"); and

         WHEREAS, MRP and Intellicom are parties to an Asset Purchase Agreement dated as of February 4, 1999, providing for the assignment of the FCC licenses currently held by MRP to Intellicom; and

         WHEREAS,   the  VSAT  Licenses  serve  facilities  currently  owned  by
Intellicom in conjunction with the operation of the VSAT Licenses (the "VSAT Facilities"); and

         WHEREAS, both MRP and Intellicom desire to effect the transfer of the ownership and operation of the VSAT Licenses as soon as possible, but recognize that assignment of the VSAT Licenses requires prior approval from the Federal Communications Commission ("FCC"); and

         WHEREAS, MRP will remain the licensee of the VSAT Licenses until FCC approval has been granted and closing consummated as authorized by the FCC; and

         WHEREAS, MRP desires that Intellicom utilize the VSAT Licenses used in conjunction with the VSAT Facilities, under the overall control of MRP.

         NOW, THEREFORE, it is hereby agreed as follows:
         1. The parties hereto either have filed or, in the immediate future, will file at the FCC applications to assign the VSAT Licenses from MRP to Intellicom.
         2. Intellicom shall act as MRP's agent to conduct the day-to-day operations of the VSAT Facilities, under MRP's overall control. Such VSAT Facilities will be used for the benefit of the overall business operation, regardless of whether ownership of the business is held by MRP or Intellicom. Intellicom shall, under the supervision of MRP, maintain and operate the VSAT Facilities in good working order in accordance with its licensed specifications and the rules and regulations of the FCC.
         3. Intellicom shall, at its own expense, pay for all financial obligations necessary for the on-going operation of the VSAT Facilities, except that Intellicom will be required to incur only those expenses and obligations that are appropriate and necessary for the operation of the VSAT Facilities.
         4. Intellicom shall cooperate with MRP so the latter may have unfettered use of and access to the VSAT Facilities and fulfill its obligations under this Agreement, as well as its obligations under current FCC rules and policies.
         5. Intellicom shall consult with MRP regarding the hiring and firing of personnel involved in the day-to-day operations of the VSAT Facilities.
         6. Notwithstanding any other provision hereof, MRP shall continue to have ultimate responsibility to operate, maintain and control the VSAT Licenses. MRP shall determine and carry out policy decisions, including preparing and filing applications with the FCC, with respect to the VSAT Licenses.
         7. MRP expressly reserves the right to review Intellicom's proposals for operation of the VSAT Facilities in conjunction with the VSAT Licenses. MRP acknowledges, however, that approval of Intellicom's proposals with regard to the VSAT Facilities shall not be unreasonably withheld, so long as such approval conforms with FCC rules and regulations.
         8. Intellicom shall pay to MRP an amount of $1.00 per month for the use of the VSAT Licenses during the term of this Agreement.
         9. Intellicom shall fully indemnify MRP for any forfeitures assessed relating to the licensing of the VSAT Licenses either prior to or during the term of this Agreement.
         10. This Agreement shall become effective on the date of execution and shall remain in effect until: (i) the FCC approves the assignment to Intellicom of the VSAT Licenses and the assignment of license has been consummated; or (ii) one year after the date on which the FCC's denial of the assignment to Intellicom has become final; or (iii) as otherwise extended by written agreement of the parties.
         11. To the extent any terms herein conflict with the provision of the Asset Purchase Agreement, the provisions of the Asset Purchase Agreement shall control, so long as such provisions comply with FCC rules and regulations.

IN WITNESS WHEREOF, the parties have executed this Management Agreement as of the day and year first above written.


                  MEACHIM & RAINES PARTNERSHIP
         By:               /s/ Bruce Meachim
                  -----------------------------------


                  INTELLIGENT COMMUNICATIONS, INC.
         By:               /s/ Christine A. Raines
                  -----------------------------------